Exhibit 99.1

Kimball International Announces Executive Changes
JASPER, IN., October 5, 2020 -- Kimball International, Inc. (NASDAQ: KBAL) today announced the following leadership changes in the Company’s Finance and Corporate Business Practices functions effective October 19, 2020.
Michelle Schroeder informed the Company of her decision to step back from her role as Chief Financial Officer for personal reasons but will remain a senior leader at Kimball International, with responsibilities in governance, SEC compliance, and investor relations. Michelle, who has been with Kimball International for 32 years, will be joining Mark Johnson, Chief Legal, Governance Officer and Corporate Secretary, in building the Company’s recently-formed Corporate Business Practices function. “Michelle has led the build out of a center-led Finance function and has been instrumental in the development of the Kimball International Connect 2.0 strategy. We are pleased to support Michelle and to be able to leverage her diverse background and deep knowledge of the Company in this new role,” said Kristie Juster, CEO.
Timothy (T.J.) Wolfe was named to succeed Michelle as Chief Financial Officer. T.J. is a proven Finance leader with experience in global consumer branded organizations. He has more than two decades of experience, including expertise enacting large scale organizational transformation, as well as managing integration and strategic planning activities. Most recently T.J. served as Vice President, Chief Financial Officer of the Great Britain Unit of Coca-Cola European Partners. His early career in public accounting and subsequent roles of increasing scope and responsibility have shown him to be a strategic and operational finance leader and business partner.
“We are delighted that T.J. will be joining our executive team at such an important time in our Company’s history. Throughout his career, T.J. has demonstrated the ability to streamline and integrate financial operations while successfully moving strategic initiatives forward. His experience will play a pivotal role in supporting our recently announced Connect 2.0 strategy,” said Ms. Juster.
About Kimball International, Inc.
For 70 years, Kimball International has created design driven furnishings that have helped our customers shape spaces into places, bringing possibility to life by enabling collaboration, discovery, wellness and relaxation. We go to market through our family of brands: Kimball, Kimball Health, National, Etc. by National, Kimball Hospitality, and D’style by Kimball Hospitality. Our values and high integrity are demonstrated daily by living our Purpose and Guiding Principles that establish us as an employer of choice. We build success by growing long-term relationships with customers, employees, suppliers, shareholders and the communities in which we operate. In fiscal 2020, the Company generated $728 million in revenue and employed over 2,800 people. For more information, visit www.kimballinternational.com.